                                                                    Exhibit 99.4


                                     [LOGO]

                             ABINGTON SAVINGS BANK





                                                                 March 27, 1996



Dear Stockholder:

     You are cordially invited to attend a Special Meeting in Lieu of the Annual Meeting of Stockholders (the "Annual Meeting") of Abington Savings Bank to be held on Wednesday, April 24, 1996, at 9:30 a.m., local time, at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts.

     At the Annual Meeting, you will be asked to consider and vote upon the election of four Directors and the Clerk of the Bank. The Board of Directors has fixed the close of business on Monday, February 26, 1996 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

     The officers and Directors look forward to greeting you personally at the Annual Meeting. However, whether or not you plan to attend personally and regardless of the number of shares you own, it is important that your shares be represented.

YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE.


                               Sincerely,


                               /s/ James P. McDonough

                               JAMES P. MCDONOUGH
                               President and
                               Chief Executive Officer

                             ABINGTON SAVINGS BANK
                             533 WASHINGTON STREET
                         ABINGTON, MASSACHUSETTS 02351

                      NOTICE OF SPECIAL MEETING IN LIEU OF
                       THE ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 24, 1996

     NOTICE IS HEREBY GIVEN that a Special Meeting in Lieu of the Annual Meeting of Stockholders (the "Annual Meeting") of Abington Savings Bank, a Massachusetts bank (the "Bank"), will be held at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts, on Wednesday, April 24, 1996, beginning at 9:30 a.m., local time, for the following purposes:

     1.   To elect four Directors of the Bank, to serve for a three-year term;

     2.   To elect a Clerk of the Bank, to serve for a one-year term; and

     3. To transact such further business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN THE ACCOMPANYING PROXY STATEMENT AND FOR BARBARA M. MANNING AS CLERK.

     The Board of Directors has fixed the close of business on February 26, 1996 as the record date for determining the stockholders of the Bank entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Accordingly, only stockholders of record on such date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.


                                             By Order of the Board of Directors


                                             /s/ Barbara M. Manning

                                             Barbara M. Manning, Clerk


Abington, Massachusetts
March 27, 1996


                                   IMPORTANT

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

                             ABINGTON SAVINGS BANK

                                PROXY STATEMENT

         SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON WEDNESDAY, APRIL 24, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Abington Savings Bank (the "Bank") for use at a Special Meeting in Lieu of the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts on Wednesday, April 24, 1996, beginning at 9:30 a.m., local time, and at any adjournments thereof.

     This Proxy Statement and the accompanying Notice and Proxy are first being mailed to stockholders of the Bank on or about March 27, 1996 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on Monday, February 26, 1996 as the record date for the Annual Meeting (the "Record Date"). Only stockholders of record as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. On the Record Date, there were 1,883,738 shares of the Bank's common stock, $.10 par value per share (the "Common Stock"), issued, outstanding and entitled to vote at the Annual Meeting and approximately 921 holders of record of Common Stock. The holders of the Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted to the Annual Meeting or any adjournments thereof.

     The presence, in person or by proxy, of at least a majority in interest of all Common Stock issued, outstanding and entitled to vote is necessary to constitute a quorum for transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the Common Stock present and voting, in person or by proxy, is required to elect each of the nominees for Director and to elect Ms. Manning as Clerk. Any abstentions or broker nonvotes will count toward formation of a quorum for transaction of business at the Annual Meeting, but broker nonvotes are counted as not voting.

     Stockholders of the Bank are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Properly executed proxies received by the Bank and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given in such proxies, they will be voted FOR the election of the four nominees for Director listed in this Proxy Statement and FOR the election of Barbara M. Manning as Clerk.

     Any properly completed proxy may be revoked at any time before the commencement of voting on any matter at the Annual Meeting or any adjournment thereof by giving written notice of revocation to the Clerk of the Bank (533 Washington Street, Abington, Massachusetts 02351), or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.


                ANNUAL REPORT TO STOCKHOLDERS; OTHER INFORMATION

     The Bank's Annual Report to Stockholders for the fiscal year ended December 31, 1995 accompanies this Proxy Statement, but is not incorporated herein and is not to be deemed a part hereof.

     COPIES OF THE BANK'S ANNUAL REPORT ON FORM F-2 FOR THE YEAR ENDED DECEMBER 31, 1995, WHICH ALSO SERVES AS ITS ANNUAL DISCLOSURE STATEMENT REQUIRED BY REGULATIONS OF THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), ARE AVAILABLE AFTER MARCH 30, 1996 WITHOUT CHARGE UPON REQUEST. SUCH REQUESTS SHOULD BE DIRECTED TO EDWARD J. MERRITT, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, ABINGTON SAVINGS BANK, 538 BEDFORD STREET, ABINGTON, MASSACHUSETTS 02351, (617) 982-3200.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Bank is governed by a Board of Directors which, under Massachusetts law and the Bank's Amended and Restated Charter and By-laws, may have no fewer than seven and no more than 25 members. Under the Bank's Charter and By-laws, the Board is divided into three classes, as nearly equal in number as possible, with the Directors in each class generally serving a term of three years and until their successors are elected and qualified. As the term of one class expires, a successor class is elected by the stockholder s at the annual meeting for that year. In addition, up to two Directors may be elected by vote of a majority of the Directors then in office. Pursuant to the Bank's By-laws, the Board of Directors may from time to time fix the number of Directors and their respective classifications. At present, the number of Directors constituting the entire Board of Directors is 12.

     Pursuant to the Bank's By-laws, the Board of Directors acted as a nominating committee for selecting nominees for election as Directors. The Board has nominated James P. McDonough, Gordon N. Sanderson, James J. Slattery and Wayne P. Smith to serve as Directors for a three-year term. Each of the nominees is currently serving as a Director of the Bank.

     Unless authority is withheld, proxies in the accompanying form will be voted FOR the election of the four nominees, to hold office until the 1999 annual meeting of stockholders or special meeting in lieu thereof and until their respective successors are elected and qualified. If the proxy withholds authority to vote for one or more nominees for Director, the stockholder's instructions will be followed.

     The Bank has no reason to believe that any of the nominees will not be able to serve. In the event that any nominee is unable to serve at the time of the election, the shares represented by the proxy will be voted for the other nominees and may be voted for a substitute for that nominee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR LISTED IN THIS PROXY STATEMENT.

INFORMATION REGARDING NOMINEES AND DIRECTORS


     The following table sets forth certain information (as of March 27, 1996) regarding the current Directors and the nominees for Director of the Bank:

                                                                                         TERM AS
                                                                        DIRECTOR        DIRECTOR
                                                  POSITION(S)          OR TRUSTEE         WILL
NAME                                AGE          WITH THE BANK           SINCE**         EXPIRE
----                                ---          -------------           -------         ------

 Robert J. Armstrong                73           Director                 1971            1997
 Bruce G. Atwood                    58           Director                 1978            1998
 William F. Borhek                  57           Director                 1980            1997
 Ralph B. Carver, Jr.               68           Director                 1980            1998
 Joel S. Geller                     55           Director                 1982            1998
 Rodney D. Henrikson                60           Director                 1973            1997
 A. Stanley Littlefield             70           Director                 1985            1997
*James P. McDonough                 45           President, CEO           1990            1996
                                                 and Director
 Jay Timothy Noonan                 53           Director                 1975            1998
*Gordon N. Sanderson                62           Director                 1985            1996
*James J. Slattery                  59           Director                 1973            1996
*Wayne P. Smith                     57           Director                 1973            1996

--------------------
*    Nominees for Director.

** Includes service as a trustee of the Bank prior to its conversion from mutual to stock form in 1986.

     The principal occupation and business experience during at least the last five years of each Director and nominee is as follows:

     ROBERT J. ARMSTRONG has been President and General Manager of Armstrong Construction Corporation, a home building firm, since 1952.

     BRUCE G. ATWOOD has been Vice President-Operations and Treasurer of Hyer Industries, Inc., a manufacturer of industrial scales, since 1978.

     WILLIAM F. BORHEK has been President of Wm. F. Borhek Insurance Agency, Inc., a general insurance agency, since 1964.

     RALPH B. CARVER, JR. has been President, Treasurer and a director of Den-Lea Rental, Inc., a truck leasing company, since 1979.

     JOEL S. GELLER is the owner-manager and a director of Abington Liquors Corp., a retail liquor store.

     RODNEY D. HENRIKSON has been Treasurer of Henrikson Realty Corp., a real estate company, since 1986. He was Treasurer of Henrikson's Dairy, Inc., a food processing and distribution company, from 1982 through 1984 and President from 1984 through 1986.

     A. STANLEY LITTLEFIELD is an attorney in private practice in Rockland, Massachusetts. He was formerly District Attorney of Plymouth County.

     JAMES P. MCDONOUGH has been President and Chief Executive Officer of the Bank since August 1991. Previously, he served as President and Chief Operating Officer from November 1990 to August 1991 and Senior Vice President-Lending of the Bank from December 1987 to November 1990. Mr. McDonough was also Vice President-Regional Manager of GEM Mortgage Corporation of North America from 1983 to 1987. Mr. McDonough is a graduate of Massasoit Community College and Boston State College.

     JAY TIMOTHY NOONAN has been with J. P. Noonan Trans., Inc., an interstate hauler, in a management capacity since 1968 and is currently Chief Financial Officer. Mr. Noonan was also President of Rourke Coal and Oil Co. from 1960 to 1989.

     GORDON N. SANDERSON has been retired since 1991. From 1970 to 1991, he was Vice President-Sales of B & W Press, Inc., a specialty printing company.

     JAMES J. SLATTERY has been President of J. H. Slattery Insurance Agency, Inc., Abington, Massachusetts, an independent insurance agency, since 1958.

     WAYNE P. SMITH is Treasurer and a director of Suburban Enterprises Inc., Abington, Massachusetts, a sales and marketing firm.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held 12 meetings during 1995. Each incumbent Director attended at least 75% of all meetings of the Board and any committees of the Board of which he was a member, except Ralph B. Carver, Jr., who attended 66% of all meetings of the Board and any committees of the Board of which he was a member. The Board has an Executive Committee (as required by law), an Audit Committee and a Compensation Committee, but does not have a nominating committee or another committee performing a similar function.

     The Executive Committee, of which Messrs. Borhek, Carver, McDonough, Littlefield and Geller are members, is the primary operating committee of the Board of Directors and is vested with the authority of the Board in most matters, except those powers which by law may not be delegated. The Executive Committee met 18 times during 1995.

     The Audit Committee, which is comprised of Messrs. Atwood, Henrikson and Sanderson, is responsible for recommending the selection of the Bank's independent certified public accountants, reviewing the scope of the annual examination of the Bank's financial statements, reviewing the report of the independent certified public accountants, reviewing the independent certified public accountants' recommendations to management concerning auditing, accounting and tax issues, aiding the Board in discharging its respo nsibility in financial reporting and related matters and reviewing the services and fees of the independent certified public accountants. The Audit Committee met five times during 1995.

     The Compensation Committee, of which Messrs. Borhek, Littlefield and Slattery are current members, reviews and establishes salaries and other compensation of certain officers and employees of the Bank, and administers the Bank's stock option plan and recommends to the Board of Directors the granting of stock options. The Compensation Committee met seven times during 1995.

     The Board of Directors nominates candidates for election as Directors. In accordance with the Bank's By-laws, the Board will consider nominees recommended by a stockholder of the Bank, provided that the stockholder notifies the

Clerk of the Bank of the proposed nominee in writing, setting forth certain required information regarding the nominee. Such notification must be made in a timely manner, as set forth in the By-laws. To be timely, such notice must be received by the Bank not less than 60 nor more than 150 days prior to the scheduled date of the annual meeting of stockholders, or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, within 10 days of public disclosure of the date of the annual meeting. The Board may reject any stockholder nomination that is not timely made or does not otherwise satisfy the requirements of the Bank's By-laws.

     The Bank has a Community Reinvestment Act ("CRA") Committee, of which Messrs. Armstrong, Noonan, Sanderson, Littlefield and Smith are current members. William G. Bowers, Jr., Director of Community Relations and CRA Officer, chaired the committee during 1995. Donna L. Thaxter, Senior Vice President - Consumer Banking Division, currently chairs the committee. Other Bank employees also serve on this committee. The CRA Committee reviews the Bank's policy with respect to the Community Reinvestment Act and establishes the Bank's goals and guidelines in this area. The CRA Committee met three times during 1995.

COMPENSATION OF DIRECTORS

     During the year ended December 31, 1995, Directors of the Bank received $450 for each Board meeting they attended. Members of the Bank's Executive Committee received an annual fee of $6,000. Members of the Audit Committee received $350 for each meeting, and members of all other committees received $275 for each committee meeting which they attended throughout the year. Officers who are also members of the Board and its committees do not receive these fees.

     Pursuant to the Bank's Long Term Performance Incentive Plan, each non-employee Director was eligible to receive an annual grant (for each of the 1993, 1994 and 1995 fiscal years) of a non-statutory option to purchase 750 shares of Common Stock. The aggregate number of shares that were issuable pursuant to these option grants was 8,250 per year, for a total of 24,750. These options have an exercise price per share equal to the fair market value of the Common Stock on the date of grant, which was the regular February Board of Directors meeting following the end of the relevant fiscal year. The options become exercisable upon the earliest to occur of (a) after the market price of the Common Stock exceeds 140% of the exercise price, in the case of the 1993 and 1994 fiscal years, for a period of five consecutive business days and, in the case of the 1995 fiscal year, for a period of 180 consecutive business days (determined as the average of the daily closing prices per share as reported by the Nasdaq Stock Market National Market System for such period), (b) upon the ninth anniversary of the date of grant or (c) upon a change in control of the Bank (as defined in the option agreement). In February 1996, in accordance with the plan described above for the 1995 fiscal year, the Bank granted stock options for a total of 8,250 shares at an exercise price of $17.00 per share to 11 non-employee Directors. These options will become exercisable when the stock price exceeds $23.80 per share for a period of 180 consecutive business days or earlier as described above.

                         PROPOSAL 2 - ELECTION OF CLERK

     Under Massachusetts law, the Clerk of the Bank is to be elected by the stockholders at the annual meeting of stockholders or at a special meeting duly called for that purpose. The Clerk records the minutes of meetings of the Bank's stockholders and Board of Directors. The Directors may fill any vacancy in the office until the next meeting of stockholders.

     At the Annual Meeting, a Clerk of the Bank will be elected to serve until the 1997 annual meeting of stockholders or special meeting in lieu thereof and until her successor is elected and qualified. Barbara M. Manning is the nominee for Clerk. She has served as the Bank's Clerk since May 1991. Ms. Manning, who joined the Bank in 1977, has served as an Executive Secretary of the Bank since March 1988.

     Unless authority to do so has been limited in a proxy, it is the intention of the persons named as proxies to vote the shares represented by the proxy FOR the election of Barbara M. Manning as Clerk of the Bank. The Board of Directors believes that Ms. Manning will stand for election and will serve if elected as Clerk. However, if she fails to stand for election or is unable to accept election, the shares represented by proxy will be voted for the election of such other person as the Board may recommend.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF BARBARA
M. MANNING AS CLERK.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The following table sets forth certain information (as of March 27, 1996) regarding the current executive officers of the Bank:


                                  POSITION(S)                       EXECUTIVE OFFICER
           NAME                  WITH THE BANK               AGE          SINCE
   ------------------            -------------               ---          -----
   James P. McDonough            President and                45          1987
                             Chief Executive Officer

    Edward J. Merritt        Executive Vice President         36          1986
                                        and
                              Chief Financial Officer

  Mario A. Berlinghieri       Senior Vice President -         46          1996
                             Corporate Banking Division

     Donna L. Thaxter         Senior Vice President -         35          1992
                             Consumer Banking Division

     Robert M. Lallo        Vice President and Treasurer      31          1993


     All executive officers hold office until the first meeting of the Board of Directors following the annual meeting of stockholders or special meeting in lieu thereof and until their successors are chosen and qualified, unless a shorter term is specified in the vote appointing them. Officers may generally be removed from office by vote of two-thirds of the Board of Directors.

     The business experience during at least the last five years of each of the executive officers of the Bank is as follows:

     For biographical information concerning Mr. McDonough, see "Election of Directors - Information Regarding Directors and Nominees" above.

     EDWARD J. MERRITT has been Executive Vice President and Chief Financial Officer of the Bank since September 1993. Prior to that date, he was Senior Vice President and Chief Financial Officer since June 1991 and Treasurer and Chief Financial Officer of the Bank since July 1986. Previously, he held various positions, including Senior Accountant and Supervisor, at Wolf & Company of Massachusetts, P.C., from 1983 to 1986. Mr. Merritt is a graduate of Salem State College and is a Certified Public Accountant.

     MARIO M. BERLINGHIERI has been Senior Vice President - Corporate Banking Division since January 29, 1996. Prior to that date, he served as Program Manager of the Executive Office of Communities & Development for The Commonwealth of Massachusetts in 1995; Vice President and Senior Risk Manager of Fleet Bank of Massachusetts in charge of commercial portfolio approval from 1992 to 1994; and Regional Manager - Boston Small Business Lending for Bank of New England from 1991 to 1992. Mr. Berlinghieri is a graduate of Suffolk University with a B.S.B.A. degree in Banking/Finance and an M.B.A. in Business Administration.

     DONNA L. THAXTER has been Senior Vice President - Consumer Banking Division of the Bank since December 1993. Prior to that date, she was Vice President - Retail Banking since August 1992. Ms. Thaxter joined the Bank in January 1988 and has held various positions including Production Manager, Commercial Loan Officer and Compliance Officer. Previously, she worked as Underwriting Manager for GEM Mortgage Corporation of North America from 1984 to 1988. Ms. Thaxter is a graduate of Framingham State College.

     ROBERT M. LALLO has been Vice President - Treasurer since he joined the Bank in October 1993. Previously, he held various positions, including Audit Manager, with Arthur Andersen & Co., currently known as Arthur Andersen LLP, from July 1986 to October 1993. Mr. Lallo is a graduate of Boston College with degrees in both Accounting and Finance and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Bank with respect to the Chief Executive Officer and the Bank's most highly compensated officers other than the Chief Executive Officer who served as officers in fiscal 1995 and whose annual compensation exceeded $100,000 for fiscal 1995:

                                     SUMMARY COMPENSATION TABLE
                                                                             Long Term      All Other
                                                  Annual Compensation       Compensation  Compensation (1)
                                           -------------------------------- ------------------------------
Name and                        Fiscal                                         Option
Principal Position               Year      Salary (2)      Bonus(3)   Other    Grants
------------------               ----      ----------      --------   -----    ------

James P. McDonough               1995      $195,000        $    --(4)           5,000         $10,727
 President and Chief             1994      $180,000        $28,800              5,000         $ 8,949
 Executive Officer               1993      $145,000        $27,550               --           $ 6,049

Edward J. Merritt                1995      $112,500        $    --(4)           4,000         $ 9,101
 Executive Vice                  1994      $112,500        $19,125              4,500         $ 7,511
 President and Chief             1993      $ 97,500        $18,525               --           $ 4,253
 Financial Officer

---------------
(1) Includes payments of life insurance premiums and ESOP contributions. The Bank allocates contributions to employees annually, in unrestricted shares of the Bank's Common Stock. The dollar value of ESOP contributions in fiscal 1993, 1994 and 1995, respectively, were, for Mr. McDonough, 5,861, 8,511 and 10,156, and for Mr. Merritt, 3,915, 7,288 and 8,840.

(2) Includes employee's voluntary 401(k) contribution; Bank does not provide matching 401(k) contributions.

(3) Bonuses reported for fiscal 1994 were earned in fiscal 1994 but paid in fiscal 1995. Bonuses reported for fiscal 1993 were earned in fiscal 1993 but paid in fiscal 1994. Mr. McDonough's fiscal 1994 bonus and Mr. Merritt's fiscal 1993 and 1994 bonuses were paid half in cash, half in shares of the Bank's Common Stock.

(4) Bonus awards for services rendered in fiscal 1995 have not yet been determined.


Option Grants Table. The following Option Grants Table sets forth certain information regarding stock options granted during the fiscal year ended
December 31, 1995 by the Bank to the executive officers named in the Summary
Compensation Table:

                                 OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                    Potential
                                                                                                Realizable Value
                                                      Individual Grants                            at Assumed
                                            ------------------------------------------          Annual Rates of
                                              Percent of                                           Stock Price
                                            Total Options     Exercise                           Appreciation for
                                              Granted to      Price per                           Option Term (2)
                                Options      Employees in       Share       Expiration          -------------------
      Name                      Granted      Fiscal Year      ($/Sh)(1)        Date                5%         10%
------------------              -------      -----------      ---------     ----------          -------    --------
James P. McDonough               5,000          18.5           $13.75         2/16/05           $43,236    $109,567

Edward J. Merritt                4,000          14.8           $13.75         2/16/05           $34,589    $ 87,654

(1) Stock options were granted under the Bank's 1986 Stock Option Plan at an exercise price equal to the fair market value of the Bank's Common Stock on the date of the grant. The stock options expire ten years from the date of grant. Options may not be exercised until fair market value (as defined in option agreements) is at least 140% of exercise price per share for five consecutive business days.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Bank's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Bank's estimates of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and sale of the shares and the future performance of the Bank's Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts shown will be received by the individuals.


     Fiscal Year-End Option Table. The following Fiscal Year-End Option Table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 1995 and stock options held as of December 31, 1995 by the executive officers named in the Summary Compensation Table:

                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                  AND FISCAL YEAR-END OPTION VALUES



                                                                                       Value of Unexercised
                           Shares                   Number of Unexercised               In-the-Money Options
                          Acquired                 Options at Fiscal Year-End           at Fiscal Year-End(1)
                             on          Value    ------------------------------     ----------------------------
      Name                Exercise     Realized   Exercisable      Unexercisable     Exercisable    Unexercisable
      ----                --------     --------   -----------      -------------     -----------    -------------

James P. McDonough            0            0        45,000            5,000           $523,625           0

Edward J. Merritt             0            0        15,000            4,000           $128,994           0


------------------------

(1) Value is based on the last sales price of Common Stock ($17.25) on December 31, 1995, the last day prior to the end of fiscal 1995 for which a trade in the Common Stock was reported by the Nasdaq Stock Market National Market System, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board is composed of three Directors, Messrs. Borhek, Littlefield and Slattery. The Compensation Committee also administers the Bank's stock option plan. This Committee is charged with the responsibility of reviewing and approving executive officers' compensation and recommending all discretionary grants of stock options under the Bank's stock option plan. The following describes the compensation programs in effect during fiscal 1995.

Compensation Policy

     The Bank's compensation policies are designed to pay executives an annual salary that is industry competitive and an annual bonus that is based both on the performance of the Bank (as compared to its annual business plan as well as a selected peer group) and on individual goals established for each of the executives for the fiscal year. The Bank also has longer term incentives based on stock options. All three components of compensation are reviewed by the Committee to ensure salaries remain competitive, bonuses reward performance and stock options provide continued incentives.

     Salaries for the executive officers are based on the duties and responsibilities of the position held by the executive compared with executive officers of other banks in the industry. Salaries are reviewed and established annually. Various industry salary surveys are reviewed in establishing the new compensation. The Chief Executive Officer prepares a performance review, including an assesment of prior-year performance, for each executive officer, then communicates this information to the Compensation Committee. Based on this information and its performance review of the Chief Executive Officer, which is based on its assessment of the degree to which the Chief Executive Officer accomplished pre-established strategic and financial goals, the Compensation Committee makes recommendations to the Board of Directors, which establishes annual executive salaries for the next year.

     Executive officers and key management employees participate in the Bank's Management Incentive Compensation Plan (the "Bonus Plan"). Payments under the Bonus Plan are contingent on the Bank meeting its strategic and operational objectives for the fiscal year. Bonuses may be awarded for the achievement of the Bank's financial performance goals and an individual participant's objectives. Bonus awards will be determined by a defined formula; factors considered in this formula include financial performance of the Bank, evaluation of achievement of strategic and/or operational goals and unit profitability, and Bank performance compared to a peer group on both a return-on-assets and a return-on-equity basis. Based on the extent to which the Bank achieves those objectives, participants, depending on the Bonus Plan group, may receive from 15% to 30% of base salary. The Committee reviews both the individual and Bank goals annually. However, the Board of Directors has final authority with respect to all bonus awards. Approximately 13.6% of the Bank's compensation to executives in fiscal 1995 was in the form of bonuses. Such bonuses were earned in fiscal 1994 but paid in fiscal 1995.

     The Bank periodically grants stock options to some or all of its executives and key employees as a means of creating a long-term incentive and benefit. In October 1993, in conjunction with the Bank's existing stock option plan, the Bank adopted a Long Term Performance Incentive Plan ("LTIP") to incent executive management and members of the Board of Directors to build long-term shareholder value. The LTIP is a three-year program (for each of the 1993, 1994 and 1995 fiscal years) which provides a mechanism for granting options under the Bank's stock option plan. In each year of the LTIP, options to purchase a maximum of 23,250 shares of Common Stock were granted to members of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, and eligible Division Heads. In fiscal 1995, the Bank granted options to purchase a total of 20,250 shares of Common Stock pursuant to the LTIP. The options were granted based on achievement of the Bank's business plan for the fiscal year in question. Additional grants could be made for the achievement of strategic goals such as acquisitions and asset purchases. All stock options granted in fiscal 1995 were at the fair market value of shares of Common Stock on the date of grant. Thus, no benefit will accrue to the executive or key employee from the stock option grant until the Common Stock appreciates.

Chief Executive Officer Compensation

     James P. McDonough first joined the Bank in 1976, left in 1983, rejoined in 1987 and has served as the Chief Executive Officer of the Bank for almost five years. Mr. McDonough's salary was increased from $145,000 during fiscal 1993 to $180,000 during fiscal 1994 and to $195,000 during fiscal 1995. Mr. McDonough has received grants of stock options from time to time, with per share exercise prices equal to the current market value of the Bank's Common Stock at the time of grant. Mr. McDonough also participates in the executive bonus plan under which he received bonuses of $27,550 and $28,800 for services rendered in fiscal 1993 and fiscal 1994, respectively. The amount of Mr. McDonough's bonus for services rendered in fiscal 1995 had not been determined as of February 26, 1996.


                                              COMPENSATION COMMITTEE


                                              William F. Borhek

                                              A. Stanley Littlefield

                                              James J. Slattery

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William F. Borhek, A. Stanley Littlefield and James J. Slattery served on the Compensation Committee during fiscal 1995. Except as described below, persons serving on the Compensation Committee had no relationships with the Bank other than their relationship to the Bank as Directors entitled to the receipt of standard compensation as Directors and members of certain committees of the Board and their relationship to the Bank as stockholders. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Bank serves on the board of directors or on that entity's compensation committee.

     The Bank purchases some of its insurance through J. H. Slattery Insurance Agency, Inc. of which James J. Slattery, a Director of the Bank, is President. The Bank paid $22,259 to the insurance agency in 1995 for insurance premiums.

PERFORMANCE GRAPH

     The following Performance Graph compares the performance of the Bank's cumulative stockholder return with that of a broad market index (the S&P 500 Index) and a published industry index (the Keefe, Bruyette & Woods New England Bank Index) for each of the most recent five fiscal years. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on January 1, 1991. The performance of the indices is shown on a total return (dividends reinveste d) basis. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.

                    COMPARISON OF FIVE-YEAR CUMULATIVE RETURN





[LINE CHART: ABINGTON SAVINGS BANK (ABBK) VS. THE FIVE YEAR TOTAL RETURN FOR
 THE KBW NEW ENGLAND BANK INDEX AND S&P 500 INDEX(1)]






(1) Assumes $100 invested on January 1, 1991, in ABBK common stock, S&P 500 Index and KBW New England Bank Index.

(2)  Total return assumes reinvestment of dividends.

401(k) PLAN

     The Bank has a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code for the benefit of its employees, including officers. Subject to certain eligibility requirements, the 401(k) plan permits each participant to defer up to 15% of such participant's annual salary up to a maximum annual amount ($9,240 in calendar year 1995). The Bank does not make matching contributions to the plan. Federal income taxes on amounts allocated to a participating employee are deferred until such amounts are distributed to the participant.

RETIREMENT PLAN

     In addition to the foregoing, the Bank also provides a retirement plan for eligible employees through the Savings Banks Employees Retirement Association ("SBERA"), an unincorporated association of savings banks operating within Massachusetts and other organizations providing services to or for savings banks. SBERA's purpose is to enable the participating banks to provide pension and other benefits for their employees.

     Each employee age 21 or older who has completed at least 1,000 hours of service in one consecutive twelve-month period beginning with such employee's date of employment automatically becomes a participant in the retirement plan. All participants become fully vested after three years of service or at age 62 if earlier.

     The retirement plan is a qualified defined benefit plan which does not require the employee to make any contribution to become a participant or to earn benefits under the plan. The benefits provided at age 65 to any participant are based on the average of the highest three consecutive years of compensation (including bonuses) for such participant (the "Average Compensation"). The benefits provided at age 65 are equal to 1.35% of the Average Compensation for each year of service with the Bank up to a maximum of 30 years, plus .6% of the excess of Average Compensation over Covered Compensation (as defined below) for the participant's age for each year of service with the Bank up to 30 years. Covered Compensation is the average of 35 years of social security taxable wages up to and including the year in which a participant reaches social security retirement age. Due to certain requirements of the Tax Reform Act of 1986, the Bank's retirement plan was modified, effective November 1, 1989. The prior plan calculated benefits using a different formula than the current plan. Participants who were employed by the Bank on November 1, 1989 and were participants in the plan prior to that date will receive the greater of the retirement benefit earned as of October 31, 1989 under the prior plan or the benefit earned by application of the new formula under the current plan.


     The following table is derived from information provided by SBERA and illustrates annual pension benefits for retirement at age 65 under the most advantageous plan provisions available for various levels of compensation and years of service. The figures in this table are based upon the assumption that the plan continues in its present form and certain other assumptions regarding social security benefits and compensation trends.

                                  Projected Annual Pension Benefit
                                    Based on Years of Service(1)
                    ------------------------------------------------------------
  Average             10          15          20         25            30
Compensation         Years       Years       Years      Years    Years and After
--------------------------------------------------------------------------------
  $ 20,000          $ 2,700     $ 4,050     $ 5,400    $ 6,750      $ 8,100
    40,000            6,245       9,367      12,490     15,612       18,734
    60,000           10,145      15,217      20,290     25,362       30,434
    80,000           14,045      21,067      28,090     35,112       42,134
   100,000           17,945      26,917      35,890     44,862       53,834
   120,000           21,845      32,767      43,690     54,612       65,534
   140,000           25,745      38,617      51,490     64,362       77,234
   150,000(2)        27,695      41,542      55,390     69,237       83,084

(1) The annual pension benefit is computed on the basis of a straight-line annuity and assumes retirement at age 65 between November 1, 1995 and October 31, 1996.

(2) Federal law does not permit defined benefit pension plans to recognize compensation in excess of $150,000 for plan years beginning in 1994.


     Normal retirement age under the plan is 65; a reduced early retirement benefit is payable from age 50 to 65 under certain conditions. The following table is derived from information provided by SBERA and sets forth estimated retirement benefits under the plan at normal retirement dates for the executive officers of the Bank named in the Cash Compensation Table, computed on the basis of their present salary levels.

                                  Years of Credited     Estimated Annual Pension
              Name                Service at Age 65         Benefit at Age 65
        ------------------        -----------------         -----------------
        James P. McDonough               28                     $72,545
        Edward J. Merritt                39                      54,848

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Bank entered into a Special Termination Agreement with James P. McDonough, its President and Chief Executive Officer, in 1992. The Agreement was amended and restated in 1993. The Bank has also entered into Special Termination Agreements, similar to the one with Mr. McDonough, and Edward J. Merritt, Executive Vice President and Chief Financial Officer, Donna J. Thaxter, Senior Vice President, and Mario A. Berlinghieri, Senior Vice President. Mr. Merritt's agreement was entered into in 1988 and amended and restated in 1993. The Agreement with Ms. Thaxter was entered into in 1993 and amended and restated as of March 23, 1995. The Agreement with Mr. Berlinghieri was entered into as of January 29, 1996.

     The Special Termination Agreement between the Bank and Mr. McDonough provides for severance payments if Mr. McDonough's employment with the Bank is terminated within three years following a change in control of the Bank (as defined in the agreement) under certain circumstances, including either (1) termination by the Bank for any reason other than death, deliberate dishonesty with respect to the Bank or any subsidiary or affiliate thereof or conviction of a crime involving moral turpitude, or (2) resignation by Mr. McDonough subsequent to the occurrence of any of the following events: (a) a reduction in compensation, (b) a significant change in Mr. McDonough's authority or responsibility, (c) a reasonable determination by Mr. McDonough that he is unable to exercise his prior authority or responsibility as a result of such change in control or (d) the failure by the Bank to continue any material compensation, incentive, bonus or benefit plan (or provide an appropriate substitute plan) or the failure by the Bank to continue Mr. McDonough's participation therein on a basis not materially less favorable as existed at the time of the change of control. In such event, Mr. McDonough would receive a lump sum payment equal to approximately three times his average annual compensation (including bonuses) over the five years prior to the change in control, subject to a cap of $750,000.

     The Special Termination Agreements between the Bank and Mr. Merritt and Ms. Thaxter are identical to the agreement with Mr. McDonough, except that their agreements contain a $500,000 cap on severance payments. The Special Termination Agreement between the Bank and Mr. Berlinghieri is substantially the same as the agreement with Mr. McDonough, except that he would receive a lump sum payment equal to approximately two times his average annual compensation (including bonuses) over the five years prior to the change in control, subject to a cap of $350,000. In March 1995, special termination agreements with three officers were terminated in consideration for the grant of options to purchase an aggregate of 15,000 shares of Common Stock.

EMPLOYEE STOCK OWNERSHIP PLAN

     The Bank established an Employee Stock Ownership Plan (the "ESOP"), effective as of November 1, 1985, for employees age 21 or older who have completed at least 1,000 hours of service with the Bank in a twelve-month period beginning with the employee's date of employment or any anniversary thereof.

     The ESOP is funded by contributions made in cash or stock. Cash contributions will generally be invested in Common Stock and stock contributions will be made in Common Stock. Benefits may be paid in shares of Common Stock or in cash, subject to the participant's right to require payment in shares.

     In 1986, the ESOP purchased 60,000 shares with the proceeds of a loan from an unrelated third party lender. The repayment of such loan was guaranteed by the Bank and secured by the shares purchased with the proceeds and certain cash collateral. The original ESOP loan was repaid in June 1993.

     In November 1993, the ESOP entered into a loan agreement with the Bank pursuant to which the ESOP has borrowed up to $570,000 to purchase additional shares of Common Stock. The loan is to be repaid over seven years, with principal and interest (at a fixed rate of 8.5% per annum) payable quarterly. Shares purchased with loan proceeds are held in a suspense account for allocation among participants as the loan is paid. The loan is secured by the unallocated shares acquired by the ESOP and will be repaid with funds from contributions to the ESOP. The ESOP's purchases of additional shares of the Bank's Common Stock (including reinvestment of cash dividends) have been and will be made through periodic purchases on the open market effected through a broker-dealer, subject to market conditions. The timing and price of the purchases are in the discretion of the ESOP Trustee. As of December 31, 1995, 47,128 additional shares were purchased by the ESOP with the proceeds from the loan. During plan year ended October 31, 1995, the ESOP purchased and distributed to participants 2,269 additional shares with dividends received from the stock held by the ESOP.

     Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation (including bonuses). Benefits become 20% vested after three years of eligible service with an additional 20% becoming vested each year thereafter. Non-vested benefits which are forfeited are reallocated among remaining participants in the same manner as contributions. Benefits are payable upon retirement, death, disability, or separation from service with the Bank. Divi dends paid by the Bank on allocated shares of Common Stock held in the ESOP may be paid directly to the participants in cash. The Bank's contributions to the ESOP are not fixed (although required to be in amounts at least sufficient to pay the principal and interest of the loan) so future benefits payable under the ESOP cannot be estimated.

     A Committee consisting of Lewis J. Paragona, Ida C. Frazier and Donna L. Thaxter administers the ESOP. The trustee of the ESOP is currently James P. McDonough. Under the ESOP, the Committee is required to solicit instructions from the participants with respect to voting shares that have been allocated to such participants, and is required to follow such instructions in directing the trustee to vote such allocated shares. In addition, the trustee is required to vote shares which are held in the suspense account in the same proportion as the trustee is directed to vote those shares for which instructions are given. Upon the direction of the Committee, the trustee also exercises numerous other powers including the right to sell or otherwise dispose of Common Stock held by the ESOP.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Certain of the Directors and officers of the Bank are at present, as in the past, customers of the Bank and have loans with the Bank in the ordinary course of business. Certain of the Directors of the Bank are also at present, as in the past, directors, officers or stockholders of corporations, trustees of trusts or members of partnerships which are customers of the Bank and which have loans with the Bank in the ordinary course of business. Such loan transactions with Directors and officers of the Bank and with such corporations, trusts and partnerships were on terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other features unfavorable to the Bank.

     The Bank is a party to a lease for office space located at 538 Bedford Street, Abington, Massachusetts, used for the Bank's principal and administrative offices. Northeast Terminal Associates, Limited, of which Dennis
E. Barry and Joseph L. Barry, Jr., who beneficially own more than 5% of the Bank's Common Stock, are the principal beneficial owners, owns the property. All lease negotiations were conducted on an arms-length basis. Messrs. Barry did not participate in the Bank's decision to enter into the lease and received no fees in connection therewith. The term of this lease is two years, commencing January 1, 1996, with annual rent of $48,000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of February 29, 1996 regarding each person known by the Bank to own beneficially more than 5% of the Bank's Common Stock, each Director and nominee for Director of the Bank, each executive officer named in the Summary Compensation Table and all Directors and executive officers of the Bank as a group.

                                         Amount and Nature of             Percent
               Name                    Beneficial Ownership (1)         of Class (2)
      -------------------              ------------------------         ------------
      Dennis E. Barry and                    182,000 (3)                    9.7%
      Joseph L. Barry, Jr.
      c/o Hallamore Motor
      Transportation, Inc.
      795 Plymouth Street
      Holbrook, MA 02343

      Genesis Financial Partners L.P.        120,000 (4)                    6.4
      3101 West Coast Highway
      Suite 402
      Newport Beach, CA  92663

      Abington Savings Bank                   95,918 (5)                    5.1
      Employee Stock Ownership Trust
      James P. McDonough, Trustee
      Abington Savings Bank
      538 Bedford Street
      Abington, MA 02351

      *James P. McDonough                     73,690 (6)                    3.9
      Joel S. Geller                          65,249 (7) (8)                3.5
      *James J. Slattery                      37,336 (7) (9)                2.0
      *Wayne P. Smith                         29,394 (7) (10)               1.6
      Edward J. Merritt                       21,023 (11)                   1.1
      Robert J. Armstrong                     14,100 (7) (12)               0.7
      Bruce G. Atwood                         13,542 (7) (13)               0.7
      *Gordon N. Sanderson                    13,558 (7) (14)               0.7
      William F. Borhek                       11,215 (7) (15)               0.6
      Rodney D. Henrikson                     10,895 (7) (16)               0.6
      Ralph B. Carver, Jr.                    10,750 (17)                   0.6
      A. Stanley Littlefield                   8,000 (7) (18)               0.4
      Jay Timothy Noonan                       8,000 (7)                    0.4

      All Directors and
      executive officers as a
       group (16 persons)                    328,684 (19)                  17.5%

--------------------
*    Nominee for Director

(1) Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this table.

(2)  Computed pursuant to 12 C.F.R. [Section]335.403.

(3) The Bank has received a report on Schedule 13D, Amendment No. 3, dated February 22, 1990, as filed with the FDIC, stating that (i) Dennis E. Barry owns 84,750 shares as to which he has sole voting and dispositive power,
     (ii) Joseph L. Barry, Jr. owns 84,750 shares as to which he has sole voting and dispositive power, and (iii) Dennis E. Barry and Joseph L. Barry, Jr. jointly own 12,500 shares as to which they have shared voting and dispositive power. The Schedule 13D indicated that Messrs. Barry were each describing a relationship with other persons but were not affirming the existence of a group. Nevertheless, the Bank believes that Dennis E. Barry and Joseph L. Barry, Jr. may constitute a "group" as that term is used in
     Section 13(d)(3) of the Securities Exchange Act of 1934 and that such group may be deemed to be the beneficial owner of the shares set forth in this table.

(4) The Bank has received a report on Form F-11, dated November 22, 1995, filed by Genesis Financial Partners, L.P. ("Genesis"), Gen. Fin, Inc. ("Gen Fin") and Stephen H. Gordon ("Mr. Gordon"), as filed with the FDIC, stating that Genesis owns 117,500 shares of the Bank's common stock (the "Genesis Shares"), as to which Gen Fin, the General Partner of Genesis, exercises exclusive voting control and dispositive powers. The Form F-11 indicates that Mr. Gordon is the President and sole director and shareholder of Gen Fin, in which capacity he exercises voting control and dispositive power over the Genesis Shares. In an Amendment No. 1 to Form F-11, dated February 9, 1996, Genesis stated that on November 27, 1995, it acquired an additional 2,500 shares of the Bank's Common Stock. Genesis has notified the Bank that it intends to present a shareholder proposal at the Annual Meeting. See "Miscellaneous."

(5) The Bank has received a report on Form F-11, dated March 10, 1994, from the ESOP. For a discussion of the voting and dispositive power of the trustee of the Abington Savings Bank Employee Stock Ownership Plan, see "Management
     - Employee Stock Ownership Plan" above.

(6) Includes 45,000 shares subject to currently exercisable options, 6,620 shares held in his self-directed IRA, 14,384 shares owned jointly with his wife, 1,096 shares owned by his wife in a self-directed IRA and 201 shares held by his wife as custodian for each of his two children (402 shares total). Mr. McDonough disclaims beneficial ownership of the shares owned directly by his wife. Also includes 5,081 shares held by the ESOP as to which Mr. McDonough has the power to direct the voting. Does not include 5,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) of the Common Stock is at least $19.25 per share, and does not include 5,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $23.80 per share.

(7) Includes 6,500 shares subject to currently exercisable options. Does not include for each person 750 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) of the Common Stock is at least $19.25 per share, or 750 shares which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $23.80 per share.

(8) Includes 1,000 shares owned jointly with his mother, 3,000 shares owned jointly with his wife, 1,784 shares owned directly by his wife, 844 shares owned by his son, 1,114 shares owned by his daughter, and 50,007 shares owned by a partnership in which Mr. Geller is a partner. Mr. Geller disclaims beneficial ownership of the 1,784 shares owned directly by his wife and the shares owned by his son and daughter.

(9) Includes 2,854 shares held in his IRA, 2,000 shares held as custodian for each of three daughters (6,000 shares total), 2,020 held as custodian for his son, 100 shares owned by his wife, 812 shares held in his wife's IRA, 50 shares held by his wife as custodian for his son and 12,825 shares owned by a corporation of which he is a principal owner. Mr. Slattery disclaims beneficial ownership of the shares held on behalf of his children and the shares owned by his wife.

(10) Includes 9,845 shares owned by his wife. Mr. Smith disclaims beneficial ownership of the shares owned by his wife.

(11) Includes 15,000 shares subject to currently exercisable options, 50 shares owned by his wife and 25 shares held as custodian for each of two sons (50 shares total). Also includes 4,338 shares held by the ESOP as to which Mr. Merritt has the power to direct voting. Does not include 4,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) of Common Stock is at least $19.25 per share or 4,000 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $23.80 per share.

(12) Includes 7,600 shares owned jointly with his wife.

(13) Includes 5,030 shares owned by his wife. Mr. Atwood disclaims beneficial ownership of the shares owned by his wife.

(14) Includes 7,058 shares owned through a realty trust.

(15) Includes 3,709 shares owned jointly with his wife and 1,006 shares owned by his wife. Mr. Borhek disclaims beneficial ownership of the shares owned directly by his wife.

(16) Includes 4,195 shares owned by a corporation in which Mr. Henrikson is an officer, director and stockholder.

(17) Includes 10,000 shares owned jointly with his wife. Does not include 750 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) of the Common Stock is at least $19.25 per share for each person, or 750 shares which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $23.80 per share.

(18) Includes 500 shares owned jointly with his wife.

(19) Includes 133,250 shares obtainable by exercise of currently exercisable options held by all Directors and executive officers as a group. Also includes 11,662 shares held by the ESOP as to which executive officers of the Bank have the power to direct the voting. Does not include 20,250 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the rel evant option agreements) of the Common Stock is at least $19.25 per share, and does not include 20,250 shares subject to options which by their terms are not exercisable until the fair market value (as defined in the option agreement) is at least $23.80 per share.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Bank's officers and Directors, and persons who own more than 10% of a registered class of the Bank's equity securities, to file reports of ownership and changes in ownership with the Federal Deposit Insurance Corporation. Officers, Directors, and greater-than-10% shareholders are required by FDIC regulations to furnish the Bank with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of Forms F-7, F-8 and F-8A furnished to the Bank during and with respect to the 1995 fiscal year, or written representations that no Forms F-8A were required, the Bank believes that all
Section 16(a) filing requirements applicable to its officers, Directors, and greater-than-10% beneficial owners were complied with during 1995.

                        INFORMATION CONCERNING AUDITORS

     The Board of Directors has selected Arthur Andersen LLP to audit the Bank's financial statements for the current fiscal year. That firm also served as the auditors for the Bank during the past fiscal year. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                                  SOLICITATION

     Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of Common Stock. In addition to the solicitation by mail, solicitations of proxies may be made personally or by telephone by Directors, officers and certain employees of the Bank. All expenses incurred in connection with this solicitation will be borne by the Bank.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                            FOR 1997 ANNUAL MEETING

     In order to be included in proxy materials for the 1997 annual meeting of stockholders or special meeting in lieu thereof, qualifying stockholder proposals (in compliance with Section 2.3 of the Bank's By-laws) must be delivered to the Bank at its principal executive offices on or before December 28, 1996. Any such proposal should be mailed to: Clerk, Abington Savings Bank, 533 Washington Street, Abington, Massachusetts 02351. If the date of the next annual meeting is subsequently changed by more than 30 calendar days from the date of this year's Annual Meeting, the Bank will, in a timely manner, inform its stockholders of such change and the date by which proposals of stockholders must be received.

     In addition, the Bank's By-laws set forth certain procedural requirements, including a notice requirement, that apply to stockholders wishing to nominate a Director or propose an item of business for consideration at the scheduled annual meeting or special meeting in lieu thereof.

                                 MISCELLANEOUS

     Genesis Financial Partners, L.P., a shareholder of the Bank, has notified the Bank that it intends to present a shareholder proposal at the Annual Meeting. Proxies in the enclosed proxy card will not be voted on such proposal if it is offered. If any additional business is properly presented at the Annual Meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.


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